UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2010
Date of Report (Date of earliest event reported)

STRATEGIC AMERICAN OIL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53313 (Commission File Number)	98-0454144 (IRS Employer Identification No.)

Suite 2015, 600 Leopard Street, Corpus Christi, Texas (Address of principal executive offices)	78473 (Zip Code)

(361) 884-7474
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Strategic American Oil Corporation (the "Company") has appointed Jeremy Glenn Driver, the Company's President and Chief Executive Officer, as a director of the Company effective as of June 29, 2010.

Mr. Driver has served as the Company's President and Chief Executive Officer since December 1, 2009. Mr. Driver is an oil and gas operations and financial professional with a background in land-based E&P operations with public companies. Prior to joining the Company, Mr. Driver served as President of HYD Resources Corporation (a wholly-owned subsidiary of publicly traded firm Hyperdynamics Corporation) with operations primarily focused in Texas and Louisiana from 2005 to 2008. Mr. Driver has also served as the President of KD Navigation, an investment and holding company in Texas since 2007. Mr. Driver also served as an active duty officer in the United States Air Force until 2005, specializing in foreign intelligence as a Chinese Linguist.

Mr. Driver holds a Masters of Business Administration and a Masters of Science in Accounting from Northeastern University, Boston, MA. He also earned his Bachelor of Science in Liberal Studies - Chinese Language from Excelsior College.

The Board of Directors of the Company has determined that Mr. Driver should serve as a director of the Company given his experience in the oil and gas sector, his experience in finance, and his service as President and Chief Executive Officer of the Company since December 2009.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current Executive Officers and directors are as follows:

Name	Position
Randall Reneau	Chairman and a director
Jeremy Glenn Driver	President, Chief Executive Officer and a director
Johnathan Lindsay	Secretary, Treasurer, Chief Financial Officer and a director
Alan P. Lindsay	Director
Leonard Garcia	Director
Steven L. Carter	Vice President Operations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC AMERICAN OIL CORPORATION
Date: June 29, 2010	"Johnathan Lindsay" Name: Johnathan Lindsay Title: Secretary, Treasurer, Chief Financial Officer and a director

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